Investor Relations Contact:
Michael Picariello, Commvault
732-728-5380
ir@commvault.com

Media Relations Contact:
Leo Tignini, Commvault
732-728-5378
ltignini@commvault.com

Commvault Announces Fiscal 2018 Third Quarter Financial Results

-- Record quarterly software and products revenue up 13% sequentially and total revenue up 7% sequentially --
-- Excellent progress in shift toward subscription-based pricing models contributes to deferred revenue growth --
-- Quarterly operating cash flows of $31.2 million, up 17% year over year --

Third Quarter Highlights Include:

Third quarter
GAAP Results:
Revenues	$180.4 million
Income from Operations (EBIT)	$3.5 million
EBIT Margin	1.9%
Diluted Loss Per Share	$(1.30)

Non-GAAP Results:
Income from Operations (EBIT)	$22.0 million
EBIT Margin	12.2%
Diluted Earnings Per Share	$0.30

Tinton Falls, N.J. – January 24, 2018 – Commvault [NASDAQ: CVLT] today announced its financial results for the third quarter ended December 31, 2017.

N. Robert Hammer, Commvault’s Chairman, President and CEO stated, “We achieved record quarterly revenue of $180.4 million highlighted by sequential software and products revenue growth of 13% driven by an increase in EMEA enterprise revenue transactions, a 19% year over year increase in deferred revenue and a 17% year over year increase in operating cash flows. We continue to make excellent progress with our subscription based pricing models, which represents approximately 20% of our year to date software revenue, more than double our historical run rate. We also successfully launched our Commvault HyperScale™ Appliance and Commvault HyperScale™ Software, which we believe are resonating with customers and partners and will begin to meaningfully impact our results in fiscal 2019. We are focused on executing a solid fiscal fourth quarter to build a stronger foundation for revenue and earnings growth in fiscal 2019. Finally, we remained opportunistic during the third fiscal quarter, repurchasing $80 million of our common stock.”

Total revenues for the third quarter of fiscal 2018 were $180.4 million, an increase of 8% year-over-year, and 7% sequentially. Software and products revenue was $81.4 million, an increase of 4% year-over-year, and 13% sequentially. Services revenue in the quarter was $98.9 million, an increase of 12% year-over-year and 3% sequentially.

On a GAAP basis, income from operations (EBIT) was $3.5 million for the third quarter compared to $3.8 million in the prior year. Non-GAAP EBIT was $22.0 million in the quarter compared to $23.7 million in the prior year.

For the third quarter of fiscal 2018, Commvault reported a GAAP net loss of $58.9 million, or $1.30 loss per diluted share. In the quarter, Commvault recorded approximately $59.0 million of non-cash income tax charges related to the combined impact of the lower US corporate income tax rate on deferred tax assets and recording a valuation allowance against the remaining value of deferred tax assets. Non-GAAP net income for the quarter was $14.1 million, or $0.30 per diluted share. Commvault measured itself to non-GAAP tax rates of 37% in fiscal 2017 and will continue to measure itself to a non-GAAP tax rate of 37% in fiscal 2018. Commvault is analyzing the longer term impacts of the recent U.S. income tax reform and currently expects that in fiscal 2019 it will reduce its non-GAAP tax rate to approximately 27% which should align with Commvault’s expected long-term cash tax rate. Additional details regarding Commvault’s non-GAAP tax rate are provided in the “Non-GAAP net income and non-GAAP diluted EPS” section below.

Operating cash flow totaled $31.2 million for the third quarter of fiscal 2018 compared to $26.8 million in the prior year quarter. Total cash and short-term investments were $445.5 million as of December 31, 2017 compared to $450.2 million as of March 31, 2017.

During the third quarter of fiscal 2018, Commvault repurchased approximately 1.5 million shares of its common stock totaling $80.1 million. On January 17, 2018, the Board of Directors extended the expiration date of the share repurchase program to March 31, 2019 and authorized a $100.0 million increase to the existing share repurchase program so that $133.7 million is now available. There have been no borrowings against the line of credit during fiscal 2018.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Recent Business Highlights:

•
Commvault GO 2017, Commvault's annual customer event, was held Nov. 6-8, 2017 in Washington D.C., with an agenda that included more than 95 breakout, 30 mini theater and 25 structured lab speaking sessions, as well as industry-specific and other expert-led learning sessions. The conference, which grew significantly from the previous year, offered business leaders a unique opportunity to explore how they can protect, manage and activate data to unlock new business opportunities and address some of today’s most pressing data challenges, with presentations by industry thought leaders, customers, and partners, including executives from Commvault, Google, Microsoft and Cisco. At the conference, Commvault announced a new analytics portfolio of applications, capabilities, solutions and services, all built on the Commvault Data Platform. The platform is designed to help customers have access to the right data and analytics in order to gain the insights needed to improve business outcomes.

•
On November 7, 2017, Commvault announced a new strategic partnership with Google Cloud to help enterprises leverage the range of cloud services available on one of the industry’s fastest growing cloud platforms, Google Cloud Platform™. The partnership was highlighted at Commvault GO 2017 with a keynote delivered by Google executive Adam Massey on how this new relationship addresses the increasing need for data protection for fast growing multi-cloud, hybrid IT environments requiring flexibility, security, high data availability and business agility.

•
On November 7, 2017, Commvault launched Commvault Endpoint Data Protection as a Service to simplify and streamline the backup and recovery of corporate data stored on laptops, desktops and other devices in one flexible, easy-to-use software as a service (SaaS) offering. Fully managed by Commvault in the cloud with 24/7 customer support, Commvault Endpoint Data Protection as a Service eliminates the need for in-house infrastructure installation and reduces application management resources.

•
On October 25, 2017, Commvault was named a winner in the Disaster recovery/business continuity solution category at NetworkWorld Asia’s 2017 Readers' Choice/Rising Star Awards. The 12th Readers’ Choice Product Excellence Awards recognizes both established and new solution providers that have made the most impact on Asian end-user organizations. Commvault has been recognized for the best solution in getting organizations back up and continuously running after a disaster or downtime, based on votes from qualified readers of NetworkWorld Asia, Asia Cloud Forum, Security Asia and Storage Asia.

•
On October 24, 2017, Commvault announced ScaleProtect™ with Cisco UCS, a powerful unique scale-out data protection solution combining Commvault HyperScale™ Software with Cisco’s Unified Computing System (UCS). ScaleProtect™ with Cisco UCS provides enterprises a single, integrated solution that delivers infrastructure simplicity, elasticity, resiliency, flexibility and scale for managing secondary data, while replacing legacy back-up tools with a modern cloud-enabled data management solution. As the first solution launched as a Commvault HyperScale™ Software reference architecture, and is available to customers directly from Cisco’s Global Price List, making it easy for Cisco and its powerful network of resellers to sell and deliver to the market.

•
On October 17, 2017, Commvault launched Commvault HyperScale™ Appliance and Commvault HyperScale™ Software, two powerful, cloud-ready data infrastructure offerings that provide customers with on-premises simplicity, elasticity, resiliency, flexibility and scale for managing secondary data. Commvault’s HyperScale Technology brings scale-out infrastructure to the Commvault Data in support of true hybrid IT environments, Commvault HyperScale Technology is uniquely positioned in the market to protect and securely move workloads across any type of infrastructure including public cloud, private cloud and on-premises. Initial program participants in the reference architecture software program include: Fujitsu, Cisco, Lenovo, HPE, Super Micro Computer, Huawei and Dell-EMC.

Use of Non-GAAP Financial Measures
Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, and non-GAAP diluted earnings per share. This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations. Finally, Commvault has provided free cash flow, which Commvault uses to measure the amount of cash flow the business is generating after capital expenditures.
All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short and long term plans, Commvault does not consider such expenses. Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. In addition, because of the varying available valuation methodologies, subjective assumptions such as volatility, which are outside of Commvault’s control and the variety of awards that companies can issue, Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted EPS. Non-GAAP net income excludes noncash stock-based compensation, the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault has also excluded its share of earnings or loss from its equity method investment. In addition, non-GAAP net income and non-GAAP diluted EPS incorporate a non-GAAP effective tax rate of 37% in fiscal 2018 and fiscal 2017.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. On an annual basis, the GAAP tax rate was 37% for fiscal 2014 and 34% for fiscal 2015. The GAAP tax rates for fiscal 2016, 2017 and fiscal 2018 are not meaningful percentages due to the dollar amount of GAAP pre-tax income. In addition, during the third quarter of fiscal 2018, Commvault recorded non-cash income tax charges related to the combined impact of the lower US corporate income tax rate on deferred tax assets and recording a valuation allowance against the remaining value of deferred tax assets.

From a cash tax perspective, the cash tax rate is estimated to be 18% for fiscal 2014 and 26% for fiscal 2015. For the same reason as the GAAP tax rates, the estimated cash tax rates for fiscal 2016, 2017 and fiscal 2018 are not meaningful percentages. Estimated cash taxes for fiscal 2017 were approximately $5 million. Estimated cash taxes for fiscal 2018 and 2019 are expected to be in the $6 million to $7 million range per year and related primarily to Commvault's international operations. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault measured itself to non-GAAP tax rates of 37% in fiscal 2017 and will continue to measure itself to a non-GAAP tax rate of 37% in fiscal 2018. Commvault is analyzing the longer term impacts of the recent U.S. income tax reform and currently expects that in fiscal 2019 it will reduce its non-GAAP tax rate to approximately 27% which should align with Commvault’s expected long-term cash tax rate.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, January 24, 2018, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its financial results. To access this call, dial 844-742-4247 (domestic) or 661-378-9470 (international). Investors can also access the webcast by visiting www.commvault.com. The live webcast and replay will be hosted under the "Events" section of the website. An archived webcast of this conference call will also be available following the call.

About Commvault

Commvault is a leading provider of data protection and information management solutions, helping companies worldwide activate their data to drive more value and business insight and to transform modern data environments. With solutions and services delivered directly and through a worldwide network of partners and service providers, Commvault solutions comprise one of the industry’s leading portfolios in data protection and recovery, cloud, virtualization, archive, file sync and share. Commvault has earned accolades from customers and third party influencers for its technology vision, innovation, and execution as an independent and trusted expert. Without the distraction of a hardware business or other business agenda, Commvault’s sole focus on data management has led to adoption by companies of all sizes, in all industries, and for solutions deployed on premise, across mobile platforms, to and from the cloud, and provided as-a-service. Commvault employs more than 2,500 highly skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault — and how it can help make your data work for you — visit commvault.com.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2018 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, OnePass, Commvault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, ROMS, Commvault Edge, and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016 (1)	2017	2016 (1)
Revenues:
Software and products	$81,443	$78,655	$228,224	$212,473
Services	98,923	88,406	286,254	265,800
Total revenues	180,366	167,061	514,478	478,273
Cost of revenues:
Software and products	1,234	772	3,125	2,306
Services	23,723	20,394	66,760	61,512
Total cost of revenues	24,957	21,166	69,885	63,818
Gross margin	155,409	145,895	444,593	414,455
Operating expenses:
Sales and marketing	105,106	97,053	305,610	283,979
Research and development	23,981	21,227	69,451	60,676
General and administrative	20,387	21,610	67,858	62,862
Depreciation and amortization	2,457	2,163	7,212	6,382
Total operating expenses	151,931	142,053	450,131	413,899
Income (loss) from operations	3,478	3,842	(5,538)	556
Interest expense	(232)	(233)	(698)	(724)
Interest income	588	312	1,560	843
Equity in loss of affiliate	(158)	(300)	(281)	(544)
Income (loss) before income taxes	3,676	3,621	(4,957)	131
Income tax expense	62,621	1,662	55,282	836
Net income (loss)	$(58,945)	$1,959	$(60,239)	$(705)
Net income (loss) per common share:
Basic	$(1.30)	$0.04	$(1.33)	$(0.02)
Diluted	$(1.30)	$0.04	$(1.33)	$(0.02)
Weighted average common shares outstanding:
Basic	45,291	45,099	45,340	44,645
Diluted	45,291	47,115	45,340	44,645

(1) Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	March 31,
	2017	2017 (1)
ASSETS
Current assets:
Cash and cash equivalents	$314,494	$329,491
Short-term investments	130,993	120,693
Trade accounts receivable, net	146,750	140,084
Other current assets	24,181	15,791
Total current assets	616,418	606,059

Deferred tax assets, net	—	50,228
Property and equipment, net	129,632	132,319
Equity method investment	3,340	3,621
Deferred commissions cost	31,372	30,378
Other assets	8,512	7,273
Total assets	$789,274	$829,878

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$193	$117
Accrued liabilities	79,179	78,701
Deferred revenue	227,532	209,099
Total current liabilities	306,904	287,917

Deferred revenue, less current portion	80,035	70,803
Deferred tax liabilities, net	2,504	—
Other liabilities	3,749	4,226

Total stockholders’ equity	396,082	466,932
Total liabilities and stockholders’ equity	$789,274	$829,878

(1) Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016 (1)	2017	2016 (1)
Cash flows from operating activities
Net income (loss)	$(58,945)	$1,959	$(60,239)	$(705)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,879	2,569	8,446	7,573
Noncash stock-based compensation	17,753	19,110	57,138	55,153
Excess tax benefits from stock-based compensation (2)	—	(3,575)	—	(4,776)
Deferred income taxes	56,471	(554)	53,682	(7,398)
Equity in loss of affiliate	158	300	281	544
Amortization of deferred commissions cost	3,975	4,096	12,314	11,784
Changes in operating assets and liabilities:
Trade accounts receivable	(17,030)	(14,902)	(4,591)	(6,651)
Other current assets and Other assets	5,677	4,513	(7,101)	1,060
Deferred commissions cost	(4,748)	(4,981)	(12,262)	(12,563)
Accounts payable	11	43	71	(159)
Accrued liabilities	15,457	10,102	(3,652)	10,858
Deferred revenue	10,550	8,219	17,963	16,282
Other liabilities	(998)	(131)	(1,222)	52
Net cash provided by operating activities	31,210	26,768	60,828	71,054
Cash flows from investing activities
Purchase of short-term investments	(33,007)	(27,302)	(110,181)	(93,911)
Proceeds from maturity of short-term investments	33,272	24,387	99,881	72,236
Purchase of property and equipment	(2,663)	(2,405)	(5,297)	(4,485)
Net cash used in investing activities	(2,398)	(5,320)	(15,597)	(26,160)
Cash flows from financing activities
Repurchase of common stock	(80,050)	(24,997)	(91,309)	(24,997)
Proceeds from stock-based compensation plans	978	2,818	17,713	14,271
Excess tax benefits from stock-based compensation (2)	—	3,575	—	4,776
Net cash used in financing activities	(79,072)	(18,604)	(73,596)	(5,950)
Effects of exchange rate — changes in cash	1,423	(8,226)	13,368	(10,639)
Net increase (decrease) in cash and cash equivalents	(48,837)	(5,382)	(14,997)	28,305
Cash and cash equivalents at beginning of period	363,331	321,794	329,491	288,107
Cash and cash equivalents at end of period	$314,494	$316,412	$314,494	$316,412

(1) Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers
(2) In fiscal 2018, the Company adopted ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which requires cash flows from excess tax benefits to be classified as operating cash flows. Cash flows related to excess taxes prior to fiscal 2018 remain classified as financing cash flows.

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016 (7)	2017	2016 (7)
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$3,478	$3,842	$(5,538)	$556
Noncash stock-based compensation (1)	17,753	19,110	57,138	55,153
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	794	722	1,887	1,188
Non-GAAP income from operations	$22,025	$23,674	$53,487	$56,897

GAAP net income (loss)	$(58,945)	$1,959	$(60,239)	$(705)
Noncash stock-based compensation (1)	17,753	19,110	57,138	55,153
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	794	722	1,887	1,188
Equity in loss of affiliate (3)	158	300	281	544
Non-GAAP provision for income taxes adjustment (4)	54,340	(7,127)	35,173	(20,260)
Non-GAAP net income	$14,100	$14,964	$34,240	$35,920

Diluted weighted average shares outstanding (5)	47,261	47,115	47,648	46,601
Non-GAAP diluted net income per share	$0.30	$0.32	$0.72	$0.77

	Three Months Ended December 31, 2017		Nine Months Ended December 31, 2017
	Sequential	Year Over Year	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$81,443	$81,443	$228,224
Adjustment for currency impact	309	(3,339)	(3,523)
Non-GAAP software and products revenue on a constant currency basis (6)	$81,752	$78,104	$224,701

	Three Months Ended December 31, 2017		Nine Months Ended December 31, 2017
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$98,923	$98,923	$286,254
Adjustment for currency impact	298	(2,287)	(2,252)
Non-GAAP services revenue on a constant currency basis (6)	$99,221	$96,636	$284,002

	Three Months Ended December 31, 2017		Nine Months Ended December 31, 2017
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$180,366	$180,366	$514,478
Adjustment for currency impact	607	(5,626)	(5,775)
Non-GAAP total revenues on a constant currency basis (6)	$180,973	$174,740	$508,703

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016

Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$31,210	$26,768	$60,828	$71,054
Purchase of property and equipment	(2,663)	(2,405)	(5,297)	(4,485)
Non-GAAP free cash flow	$28,547	$24,363	$55,531	$66,569

	Three Months Ended December 31, 2017
	Americas	EMEA	APAC	Total
Software and Products Revenue	$40,783	$29,472	$11,188	$81,443
Customer Support Revenue	59,225	19,478	9,151	87,854
Professional Services	6,287	2,944	1,838	11,069
Total Revenue	$106,295	$51,894	$22,177	$180,366

	Three Months Ended December 31, 2016
	Americas	EMEA	APAC	Total
Software and Products Revenue	$41,804	$26,228	$10,623	$78,655
Customer Support Revenue	54,738	16,323	8,079	79,140
Professional Services	5,385	2,574	1,307	9,266
Total Revenue	$101,927	$45,125	$20,009	$167,061

	Nine Months Ended December 31, 2017
	Americas	EMEA	APAC	Total
Software and Products Revenue	$121,498	$74,293	$32,433	$228,224
Customer Support Revenue	173,619	55,214	26,688	255,521
Professional Services	17,113	8,248	5,372	30,733
Total Revenue	$312,230	$137,755	$64,493	$514,478

	Nine Months Ended December 31, 2016
	Americas	EMEA	APAC	Total
Software and Products Revenue	$121,527	$61,014	$29,932	$212,473
Customer Support Revenue	162,223	49,385	24,237	235,845
Professional Services	17,770	8,143	4,042	29,955
Total Revenue	$301,520	$118,542	$58,211	$478,273

Footnotes - Adjustments

(1)	Represents noncash stock-based compensation charges associated with stock options, restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Cost of services revenue	$846	$1,060	$2,348	$2,895
Sales and marketing	9,464	9,100	27,888	25,061
Research and development	2,170	1,924	6,310	5,372
General and administrative	5,273	7,026	20,592	21,825
Stock-based compensation expense	$17,753	$19,110	$57,138	$55,153

(2)	Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)	Represents Commvault's share of income or loss from its investment in Laitek, Inc.

(4)	The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of approximately 37% in fiscal 2018 and fiscal 2017.

(5)
For GAAP purposes the potentially dilutive impact of options and shares associated with our stock-based compensation programs were excluded from the calculation of GAAP loss per share in the periods ended December 31, 2017 and 2016 because they would have been anti-dilutive. For purposes of non-GAAP income per share the impact of dilutive options and shares has been included.

(6)
Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2018. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as Adjustment for currency impact in the table above.

(7)	Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers